Filed pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-132370 and 333-132370-01

		CALCULATION OF REGISTRATION FEE

Class of securities offered			Medium-Term Senior Notes, Series D
Aggregate offering price			$  2,000,000,000.00
Amount of registration fee			$ 78,600.00(1)


(1) The filing fee of $78,600 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act of 1933,the $53,284.88 remaining of the filing fee previously paid with respect to unsold securities that were registered pursuant to a Registration Statement on Form S-3 (No. 333-119615) filed by Citigroup Global Market Holdings Inc., a wholly owned subsidiary of Citigroup Inc., on October 8,2004 is being carried forward, of which $53,284.88 is offset against the registration fee due for this offering. The remainder of the fee due,$25,315.12,is applied against the $100,000 of registration fee paid on April 14, 2008 and of which all $74,684.88 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.



Pricing Supplement No. MTNDD270- Dated May 2, 2008


(To Prospectus Supplement Dated April 13, 2006 and
Prospectus Dated March 10, 2006)
Citigroup Funding Inc.
Medium-Term Senior Notes, Series D
Payments Due from Citigroup Funding Inc.
Fully and Unconditionally Guaranteed by Citigroup Inc.
CITIGROUP FUNDING INC.


Principal Amount or Face Amount:		$ 2,000,000,000.00
Issue Price:					100.00%
Proceeds to Company on original issuance:	$ $1,997,500,000.00
Commission:					$ 2,500,000.00

Agents' capacity on original issuance:
	Citigroup Global Markets Inc.: 		$ $1,992,000,000
	SBK Brooks Investment:	 		$ 4,000,000
	Apex Pryor Securities,
	a Division of Rice Financial
	Loop Capital Markets, LLC:   		$ 4,000,000



Citigroup Global Markets Inc.'s capacity on original issuance: As Principal If as Principal
       |x| The Registered Notes are being offered at varying prices related to prevailing market prices at the time of resale.
       | | The Registered Notes are being offered at a fixed initial public offering price 100% of Principal Amount or Face Amount.

Form of Note: 			Global
Original Issue Date:			May 7, 2008
Stated Maturity:			May 7, 2010
Specified Currency:
(If other than U.S. Dollars)
Authorized Denominations:		Minimum USD 1,000 and minimum
(If other than as set forth 		increments of USD 1,000 thereafter
in the Prospectus Supplement)

Interest Payment Dates: 	The 7th of every February/May/August/November
				(Modified following New York and London business day convention applies)

First Interest Payment Date: 		August 7, 2008
Accrue to Pay:  			Yes
Indexed Principal Note:
Type of Interest on Note:		Floating Rate
Interest Rate (Fixed Rate Notes): 	N/A
Base Rate (Floating Rate Notes): 	LIBOR
Calculation Agent:  			Citibank
Computation of Interest:  		Actual over 360
(If other than as set forth
in the Prospectus Supplement)
Interest Reset Dates:  			Quarterly on each interest payment date.
Rate Determination Dates: 		2 London business days prior.
(If other than as set forth
in the Prospectus Supplement)


Index:	   				3-month USD BBA LIBOR
Spread: 				105 bps
Computation of Interest:
(If other than as set forth
in the Prospectus Supplement)
Spread Multiplier:
Change in Spread, Spread Multiplier
or Fixed Interest Rate prior
to Stated Maturity:
Maximum Interest Rate:
Minimum Interest Rate:

Calculation Agent:  			Citibank, N.A.
Amortizing Note:   			No
Renewable Note: 			No
Optional Extension of Maturity: 	No

Optional Redemption:   		No
   Optional Redemption Dates:
   Redemption Prices:
   Redemption:

Optional Repayment: 		No
	Optional Repayment Dates:
	Optional Repayment Prices:

Discount Note:   			No
	Total Amount of OID:
	Bond Yield to Call:
	Bond Yield to Maturity:
	Yield to Maturity:

Cusip:  				1730T0FV6